SCHEDULE 14A INFORMATION

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Captiva Software Corporation

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Filed by Captiva Software Corporation

Pursuant to Rule 14a-12 under

the Securities Exchange Act of 1934

Subject Company: Captiva Software Corporation

Commission File No.: 000-22292

On October 25, 2005, Captiva Software Corporation (“Captiva”) disclosed its unaudited financial information for the third quarter ended September 30, 2005 in the press release set forth below.

Captiva will file a preliminary proxy statement and a definitive proxy statement in connection with the proposed Merger with the Securities and Exchange Commission (the “SEC”). The proxy statement will be mailed to the stockholders of Captiva. CAPTIVA’S STOCKHOLDERS ARE URGED TO READ THE PROXY STATEMENT AND OTHER RELEVANT MATERIALS WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE MERGER AND CAPTIVA. Investors and security holders may obtain free copies of these documents (when they are available) and other documents filed with the SEC at the SEC’s web site at www.sec.gov. In addition, investors and security holders may obtain free copies of the documents filed with the SEC by Captiva from Captiva’s Investors page on its corporate website at www.captivasoftware.com.

In addition, Captiva and its officers and directors may be deemed to be participants in the solicitation of proxies from Captiva’s stockholders with respect to the Merger. Information about Captiva’s officers and directors is set forth in Captiva’s definitive proxy statement for its 2004 annual meeting of shareholders, which was filed with the SEC on April 21, 2005. A description of any interests that Captiva’s officers and directors have in the Merger will be available in the proxy statement filed in connection with the Merger.

For Immediate Release

For more information:

Rick Russo	Charles Messman
Chief Financial Officer	Todd Kehrli
Captiva Software Corporation	MKR Group, LLC
858/320-1000	626/395-9500
rrusso@captivasoftware.com

CAPTIVA REPORTS RECORD THIRD QUARTER FINANCIAL RESULTS

Total Revenues Increase 41%, Software Revenues Increase 58%, Non-GAAP

Operating Income Increases 182% and Non-GAAP Diluted EPS

Increases 143% over Q3 of 2004

SAN DIEGO, CA, OCTOBER 25, 2005 — Captiva Software Corporation (NASDAQ: CPTV), a leading provider of input management solutions, today announced financial results for its third quarter ended September 30, 2005.

Total revenues were a Q3 record of $21.2 million, an increase of 41% compared to $15.0 million in 2004, and software revenues increased to $10.3 million, up 58% from $6.6 million in 2004. Non-GAAP operating income was $3.8 million, an increase of 182% over $1.4 million in 2004, and non-GAAP diluted earnings per share (EPS) was $0.17, an increase of 143% over $0.07 in 2004. GAAP operating income was $2.9 million, an increase of 226% over $0.9 million in 2004, and GAAP diluted EPS was $0.13, an increase of 225% over $0.04 in 2004. The non-GAAP numbers have been adjusted to exclude certain items, and a reconciliation of the specific adjustments from GAAP results is included in the table titled “Reconciliation of GAAP Net Income to Non-GAAP Net Income” below.

Cash and cash equivalents were $24.6 million at September 30, 2005, an increase of $4.7 million from June 30, 2005.

(more)

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Third Quarter Highlights:

•	Total revenues increased to $21.2 million, up 41% from $15.0 million in 2004.

•	Software revenues increased to $10.3 million, up 58% from $6.6 million in 2004.

•	Non-GAAP operating income increased to $3.8 million, up 182% from $1.4 million in 2004.

•	Non-GAAP diluted EPS increased to $0.17, up 143% from $0.07 in 2004.

•	44 new customers were acquired, including AIG United Guaranty, Country Insurance & Financial Services, Dell, Family Heritage Life Insurance and the U.S. Air Force.

•	Captiva was named one of San Diego’s fastest growing technology companies by Deloitte & Touche.

•	The company hosted over 250 attendees and 25 sponsors at Capture 2005, Captiva’s annual Input Management Technology Conference.

•	Captiva introduced Input Management Console™ and PixTools® Distributed Imaging.

•	Captiva’s eInput™ was named a “Trend-Setting Product of 2005” by KMWorld magazine.

•	Shortly after the quarter’s end, Captiva and EMC Corporation (EMC), the world leader in information management and storage, announced in a press release dated October 20, 2005 a definitive agreement for EMC to acquire Captiva, subject to customary closing conditions.

“Despite our experiencing more seasonality in software revenues than we expected, we’re pleased to report record third quarter financial results and that we were able to achieve significant year-over-year increases in total revenues, software revenues, operating income and earnings on both a non-GAAP and GAAP basis,” said Reynolds C. Bish, Captiva’s President and CEO. “Last week we were also very pleased to announce the signing of a definitive agreement under which EMC will acquire Captiva, subject to customary closing conditions.

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We’ve long shared a mutually beneficial relationship, and together we’ll be able to offer more complete, end-to-end solutions for managing the entire information lifecycle, greatly expanding the value to our customers and our ability to capture additional market share. We will, however, continue to develop our input management software as an open platform in order to support existing and future partnerships with other enterprise software solution providers.”

“Given our achievements in the first nine months of 2005, we remain confident in our prospects for the remainder of the year,” added Mr. Bish. “We expect total revenues to be between $85.0 and $86.0 million and non-GAAP diluted EPS to be in the range of $0.66 to $0.68. For the fourth quarter, we expect total revenues to be in the range of $26.0 to $27.0 million, and non-GAAP diluted EPS to be in the range of $0.20 to $0.22. This equates to GAAP diluted EPS of between $0.49 to $0.51 for the year and $0.16 to $0.18 for the fourth quarter.

Use of Non-GAAP Financial Information

To assist in making comparisons of current and prior period results, both non-GAAP and GAAP consolidated statements of operations are presented below. To supplement the company’s results of operations presented on a GAAP basis, the company uses additional non-GAAP measures of gross profit, income from operations, net income and earnings per share adjusted to exclude certain expenses.

The company’s management uses these non-GAAP measures to monitor the performance of its ongoing operations as compared to prior periods, and management believes that providing these non-GAAP measures to investors will enhance investors’ understanding of the company’s operations, allow for potentially more meaningful comparisons of the company’s operating results with prior periods, and help investors identify trends in the company’s results of operations. The adjustments exclude certain one-time charges that do not relate to the company’s operations, such as acquisition and restructuring costs and a charge related to the write-off of withdrawn stock offering costs. The adjustments also exclude the write-off of

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in-process research and development and the amortization of purchased intangible assets which are non-cash GAAP charges resulting from the company’s acquisitions of businesses.

These non-GAAP results are a primary indicator that management uses as a basis for planning and forecasting future periods. Each of these adjustments to the company’s GAAP results are made with the intent of providing management and investors a more complete understanding of the company’s core operations and the company’s marketplace performance and result in excluding GAAP charges that management believes do not measure the performance of the company’s current operations. By excluding these charges, management believes that it and its investors can more meaningfully compare performance of the company’s current operations with historical operating results.

To the extent that the adjustments exclude recurring items, such as the amortization of purchased intangible assets, the non-GAAP results may not fully account for the cost of purchased businesses over time. However, information with regard to such recurring items are provided in the GAAP results. The presentation of this additional information is not meant to be considered in isolation or as a substitute for gross profit, income from operations, net income or earnings per share prepared in accordance with GAAP and may be different from non-GAAP measures used by other companies.

Non-GAAP Results

The non-GAAP consolidated condensed results of operations for the quarters and nine months ended September 30, 2005 and 2004 exclude amortization expense related to purchased intangible assets. The non-GAAP results for the nine months ended September 30, 2005 and 2004, exclude charges related to the write-off of in-process research and development. The non-GAAP results for the quarter ended September 30, 2005 exclude costs relating to the company’s proposed acquisition by EMC. The non-GAAP results for the nine months ended September 30, 2005 exclude these EMC transaction-related costs and also exclude acquisition and restructuring charges related to Captiva’s acquisition of SWT. The

CAPTIVA REPORTS THIRD QUARTER RESULTS/Page 5

non-GAAP results for the quarter and nine months ended September 30, 2004 exclude credits related to restructuring accrual adjustments. The non-GAAP results of operations for the nine months ended September 30, 2004 exclude a charge related to the write off of withdrawn stock offering costs. A reconciliation of specific adjustments to GAAP results is included in the table below titled “Reconciliation of GAAP Net Income to Non-GAAP Net Income.”

Revenues for Q3 of 2005 were $21.2 million, an increase of 41% compared to revenues of $15.0 million for Q3 of 2004. Revenues for the nine months ended September 30, 2005 were $58.9 million, an increase of 24% compared to revenues of $47.7 million for the nine months ended September 30, 2004.

Non-GAAP operating income for Q3 of 2005 increased to $3.8 million, compared to non-GAAP operating income of $1.4 million for Q3 of 2004. Non-GAAP operating income for the nine months ended September 30, 2005 increased to $9.7 million, compared to non-GAAP operating income of $5.0 million for the nine months ended September 30, 2004.

Non-GAAP net income for Q3 of 2005 increased to $2.5 million, or $0.17 per diluted share, compared to non-GAAP net income of $0.9 million, or $0.07 per diluted share, in Q3 of 2004. Non-GAAP net income for the nine months ended September 30, 2005 increased to $6.3 million, or $0.46 per diluted share, compared to non-GAAP net income of $3.1 million, or $0.24 per diluted share, for the nine months ended September 30, 2004.

GAAP Results

Revenues for Q3 of 2005 were $21.2 million, an increase of 41% compared to revenues of $15.0 million for Q3 of 2005. Revenues for the nine months ended September 30, 2005 were $58.9 million, an increase of 24% compared to revenues of $47.7 million for the nine months ended September 30, 2004.

Operating income for Q3 of 2005 increased to $2.9 million, compared to operating income of $0.9 million for Q3 of 2004. Operating income for the nine months ended September

CAPTIVA REPORTS THIRD QUARTER RESULTS/Page 6

30, 2005 was $6.9 million, compared to operating income of $2.9 million for the nine months ended September 30, 2004.

Net income for Q3 of 2005 increased to $1.9 million, or $0.13 per diluted share, compared to net income of $0.6 million, or $0.04 per diluted share, in Q3 of 2004. Net income for the nine months ended September 30, 2005 was $4.5 million, or $0.33 per diluted share, compared to $1.9 million, or $0.15 per diluted share in the nine months ended September 30, 2004.

Cash and cash equivalents totaled $24.6 million at September 30, 2005, compared to $20.0 million of cash and cash equivalents at June 30, 2005.

Conference Call

Captiva management will host a conference call today, October 25, at 1:30 p.m. PST (4:30 p.m. EST) to review the third quarter financial results and other corporate events. Reynolds C. Bish, President and CEO, and Rick Russo, CFO, will be on-line to discuss these results and take part in a question and answer session.

The call can be accessed by dialing 1-800-240-2430 and giving the company name, “Captiva.” Participants are asked to call the number approximately 10 minutes before the conference call begins. A replay of the conference call will be available two hours after the call for the following three business days by dialing 1-800-405-2236 and entering the following pass code: 11040543#.

The call can also be accessed live on the web via the following link:

http://phx.corporate-ir.net/playerlink.zhtml?c=77421&s=wm&e=1140713. This link will also provide an instant replay of the conference call, and can be accessed from the investor relations section of Captiva’s web site at www.captivasoftware.com/Investors/.

About Captiva

Captiva Software Corporation (NASDAQ: CPTV) is a leading provider of input management solutions. Since 1989, the company’s award-winning products have been used to

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manage business critical information from paper, faxed and electronic forms, documents and transactions into the enterprise in a more accurate, timely and cost-effective manner. These products automate the processing of billions of forms, documents and transactions annually, converting their contents into information that is usable in database, document, content and other information management systems. Captiva’s technology serves thousands of users in insurance, financial services, government, business process outsourcing, manufacturing and other markets. For more information, visit www.captivasoftware.com.

###

This is not a solicitation of a proxy or a vote. Captiva will file a preliminary proxy statement and a definitive proxy statement in connection with the proposed merger with EMC Corporation with the Securities and Exchange Commission (the “SEC”). The proxy statement will be mailed to the stockholders of Captiva. CAPTIVA’S STOCKHOLDERS ARE URGED TO READ THE PROXY STATEMENT AND OTHER RELEVANT MATERIALS WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE MERGER AND CAPTIVA. Investors and security holders may obtain free copies of these documents (when they are available) and other documents filed with the SEC at the SEC’s web site at www.sec.gov. In addition, investors and security holders may obtain free copies of the documents filed with the SEC by Captiva from Captiva’s Investors page on its corporate website at www.captivasoftware.com.

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, particularly statements regarding the expectations, beliefs, plans, intentions and strategies of Captiva. All statements in this press release that are not strictly historical are forward-looking statements. Forward-looking statements relating to expectations about future events or results are based upon information available to Captiva as of today’s date. Captiva assumes no obligation to update any of these statements. The forward-looking statements are not guarantees of the future performance of Captiva and actual results may vary materially from the results and expectations discussed. The revenues and earnings of Captiva and its ability to achieve planned business objectives are subject to a number of factors that make estimation of future operating results uncertain. These factors include the possibility that the proposed merger with EMC Corporation may not close, which could cause Captiva’s stock price to fall and harm the business, and that it is further possible that the pending transaction might have a negative impact on Captiva’s ability to compete and close sales prior to closing, or retain key employees, such that performance prior to closing may be below expectations, which could cause Captiva’s stock price to fall and harm the business. Other factors that make estimation of future operating results uncertain include increased competition; risks associated with new product strategies and the evolving and varying demand for software products; risks related to the integration of Captiva’s merged businesses; the ability of Captiva to expand its operations; risks relating to litigation, including litigation over intellectual property rights; general technological and economic factors; and the other risks detailed from time to time in each of Captiva’s periodic reports and other documents filed with the SEC, including, but not limited to, Captiva’s report on Form 10-K for the fiscal year ended December 31, 2004, quarterly reports on Form 10-Q and current reports on Form 8-K.

-financial statements to follow-

CAPTIVA REPORTS THIRD QUARTER RESULTS/Page 8

Captiva Software Corporation

Non-GAAP Consolidated Condensed Statements of Operations

(unaudited; in thousands, except per share amounts)

	Quarter Ended September 30,		Nine Months Ended September 30,
	2005	2004	2005	2004
Net revenues:
Software	$10,342	$6,562	$29,961	$21,666
Services	8,875	6,979	24,093	20,787
Hardware and other	1,939	1,466	4,885	5,218

Total revenues	21,156	15,007	58,939	47,671
Cost of revenues:
Software	843	862	3,078	2,887
Services	3,434	2,591	8,854	7,762
Hardware and other	1,539	1,183	3,795	4,236

Total cost of revenues *	5,816	4,636	15,727	14,885

Gross profit *	15,340	10,371	43,212	32,786

Operating expenses:
Research and development	2,933	2,242	8,174	7,439
Sales, general and administrative	8,591	6,777	25,298	20,395

Total operating expenses *	11,524	9,019	33,472	27,834

Income from operations *	3,816	1,352	9,740	4,952
Other income, net	162	62	430	191

Income before income taxes *	3,978	1,414	10,170	5,143
Provision for income taxes *	1,515	551	3,875	2,005

Net income *	$2,463	$863	$6,295	$3,138

Earnings per share *:
Basic	$0.19	$0.07	$0.50	$0.27
Diluted	$0.17	$0.07	$0.46	$0.24
Shares used in computing earnings per share:
Basic	13,115	11,969	12,674	11,486
Diluted	14,326	13,225	13,782	13,116

*	These line items represent non-GAAP financial measures. Accordingly, the above non-GAAP Consolidated Condensed Statement of Operations is not presented in accordance with accounting principles generally accepted in the United States of America (GAAP). This non-GAAP Consolidated Condensed Statement of Operations should be read only in conjunction with the Consolidated Condensed Statement of Operations prepared in accordance with GAAP, herein, and the following reconciliation of GAAP net income to non-GAAP net income.

CAPTIVA REPORTS THIRD QUARTER RESULTS/Page 9

Captiva Software Corporation

Reconciliation of GAAP Net Income to Non-GAAP Net Income

(unaudited; in thousands)

	Quarter Ended September 30,		Nine Months Ended September 30,
	2005	2004	2005	2004
GAAP net income	$1,876	$574	$4,506	$1,912
Reconciling items:
Amortization of purchased intangible assets	622	654	2,026	1,919
Acquisition and restructuring charges	325	(181)	754	(181)
Write-off of in-process research and development	—	—	110	66
Write-off of withdrawn stock offering costs	—	—	—	205

Total non-GAAP adjustments to earnings from operations and income before taxes	2,823	1,047	7,396	3,921
Income tax effect on reconciling items	(360)	(184)	(1,101)	(783)

Non-GAAP net income	$2,463	$863	$6,295	$3,138

CAPTIVA REPORTS THIRD QUARTER RESULTS/Page 10

Captiva Software Corporation

GAAP Consolidated Condensed Statements of Operations

(unaudited; in thousands, except per share amounts)

	Quarter Ended September 30,		Nine Months Ended September 30,
	2005	2004	2005	2004
Net revenues:
Software	$10,342	$6,562	$29,961	$21,666
Services	8,875	6,979	24,093	20,787
Hardware and other	1,939	1,466	4,885	5,218

Total revenues	21,156	15,007	58,939	47,671
Cost of revenues:
Software	843	862	3,078	2,887
Services	3,434	2,591	8,854	7,762
Hardware and other	1,539	1,183	3,795	4,236
Amortization of purchased intangibles	622	654	2,026	1,919

Total cost of revenues	6,438	5,290	17,753	16,804

Gross profit	14,718	9,717	41,186	30,867

Operating expenses:
Research and development	2,933	2,242	8,174	7,439
Sales, general and administrative	8,591	6,777	25,298	20,395
Acquisition and restructuring charges	325	(181)	754	(181)
Write-off of in-process research and development	—	—	110	66
Write-off of withdrawn stock offering costs	—	—	—	205

Total operating expenses	11,849	8,838	34,336	27,924

Income from operations	2,869	879	6,850	2,943
Other income, net	162	62	430	191

Income before income taxes	3,031	941	7,280	3,134
Provision for income taxes	1,155	367	2,774	1,222

Net income	$1,876	$574	$4,506	$1,912

Earnings per share:
Basic	$0.14	$0.05	$0.36	$0.17
Diluted	$0.13	$0.04	$0.33	$0.15
Shares used in computing earnings per share:
Basic	13,115	11,969	12,674	11,486
Diluted	14,326	13,225	13,782	13,116

CAPTIVA REPORTS THIRD QUARTER RESULTS/Page 11

Captiva Software Corporation

Consolidated Condensed Balance Sheets

(unaudited, in thousands)

	September 30, 2005	December 31, 2004
Assets
Current assets:
Cash and cash equivalents	$24,643	$27,273
Accounts receivable, net	13,902	13,612
Other current assets	2,714	3,301

Total current assets	41,259	44,186
Property and equipment, net	1,648	1,355
Goodwill and intangibles, net	32,959	13,441
Other assets	1,643	1,558

Total assets	$77,509	$60,540

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable and accruals	$12,419	$9,342
Deferred revenue	13,540	13,296

Total current liabilities	25,959	22,638
Deferred revenue	530	496
Other liabilities	390	359
Total stockholders’ equity	50,630	37,047

Total liabilities and stockholders’ equity	$77,509	$60,540